Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8509	(650) 384-8850

Christopher Chai

Vice President, Treasury and Investor Relations

CV Therapeutics, Inc.

(650) 384-8560

CV THERAPEUTICS REPORTS 2006 SECOND QUARTER

FINANCIAL RESULTS

PALO ALTO, Calif., August 3, 2006 – CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the three and six months ended June 30, 2006.

For the quarter ended June 30, 2006, the Company reported a net loss of $73.1 million, or $1.59 per share. This compares to a net loss of $51.6 million, or $1.43 per share, for the same quarter in 2005 and to a net loss of $70.5 million or $1.57 per share, for the prior quarter ended March 31, 2006. For the six months ended June 30, 2006, the Company reported a net loss of $143.6 million, or $3.16 per share, compared to a net loss of $98.0 million, or $2.74 per share, for the six months ended June 30, 2005. At June 30, 2006, the Company had cash, cash equivalents, marketable securities and restricted cash of approximately $330.6 million, compared to $481.8 million at December 31, 2005.

Operating expenses were $80.6 million for the quarter ended June 30, 2006. This compares to operating expenses of $56.7 million for the same quarter in 2005 and $76.3 million for the prior quarter ended March 31, 2006. For the six months ended June 30, 2006, operating expenses were $156.9 million compared to $108.2 million for the same period in the prior year.

The increase in operating expenses for the quarter ended June 30, 2006 compared to the same period in the prior year was primarily due to higher selling, general and administrative expenses associated with the Company’s marketing of Ranexa® (ranolazine extended-release tablets) subsequent to the product’s launch in the first quarter of 2006, expenses associated with the Company’s national cardiovascular specialty sales force that was recruited in the second and third quarters of 2005 and higher headcount related expenses including stock-based compensation in other areas to support the Company’s increased commercialization and business activities. These increases were partially offset by lower outside contract expenses for the regadenoson development program and lower marketing expenses related to the co-promotion of ACEON® (perindopril erbumine) Tablets.

The small increase in operating expenses for the quarter ended June 30, 2006 compared to the prior quarter ended March 31, 2006 was primarily due to higher outside contract services expense for research and development activities related primarily to Ranexa and to a lesser extent higher external general and administrative expenses, offset by lower compensation expense for personnel for the quarter ended June 30, 2006.

The increase in operating expenses for the six months ended June 30, 2006 compared to the same period in the prior year was primarily due to higher selling, general and administrative expenses associated with the Company’s national cardiovascular specialty sales force that was recruited in the second and third quarters of 2005, expenses incurred to market Ranexa and higher headcount related expenses, including stock-based compensation, in other areas to support the Company’s increased commercialization and business activities. These increases were partially offset by lower outside contract expenses for Phase 3 regadenoson development.

The Company recognized collaborative research revenue of $4.9 million for the quarter ended June 30, 2006, compared to $5.7 million for the same quarter in 2005. Collaborative research revenue recognized primarily relates to the reimbursement of certain regadenoson development costs from a collaborative partner and amortization of up-front payments earned. For the quarter ended June 30, 2006, the Company also recorded $1.2 million of net product revenue for sales of Ranexa and $0.8 million of co-promotion revenue due to sales of ACEON®, which amount represents the Company’s share of product revenues that exceeded the baseline specified in the amended co-promotion agreement with Solvay Pharmaceuticals, Inc. The Company received FDA approval for Ranexa on January 27, 2006 and commenced commercial product sales of Ranexa in March 2006.

Company management will webcast a conference call on August 3, 2006 at 5:00 p.m. EDT, 2:00 p.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Thursday, August 10, 2006. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 3317478.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics’ approved products include Ranexa® (ranolazine extended-release tablets) and ACEON® (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON®, an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including early stage of development; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics’ SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

—Tables to follow—

CV THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Collaborative research	$4,869	$5,747	$9,245	$11,377
Net product sales	1,230	—	1,230	—
Co-promotion	751	—	1,439	—

Total:	6,850	5,747	11,914	11,377

Operating expenses:
Cost of sales	353	—	353	—
Research and development	33,228	31,577	64,688	66,705
Selling, general and administrative	46,983	25,149	91,810	41,505

Total operating expenses	80,564	56,726	156,851	108,210

Loss from operations	(73,714)	(50,979)	(144,937)	(96,833)
Interest and other income (expense), net	621	(622)	1,370	(1,189)

Net loss	$(73,093)	$(51,601)	$(143,567)	$(98,022)

Basic and diluted net loss per share	$(1.59)	$(1.43)	$(3.16)	$(2.74)

Shares used in computing basic and diluted net loss per share	45,904	36,103	45,446	35,802

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2006	December 31, 2005 (A)
Assets:
Cash, cash equivalents, and marketable securities	$314,779	$460,183
Other current assets	39,978	26,883

Total current assets	354,757	487,066
Property and equipment, net	23,155	20,491
Other assets	36,005	25,004

Total assets	$413,917	$532,561

Liabilities and stockholders’ equity:
Current liabilities	$50,350	$63,527
Convertible subordinated notes	399,500	399,500
Other long-term obligations	5,415	8,544
Stockholders’ equity	(41,348)	60,990

Total liabilities and stockholders’ equity	$413,917	$532,561

(A)	Derived from the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Certain reclassifications have been made to prior period balances to conform to the current presentation.